                                                                   EXHIBIT 10.6


                                                                 EXECUTION COPY


                           COMPONENT SUPPLY AGREEMENT


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

         THIS SUPPLY AGREEMENT (this "Agreement") is made as of July 28, 2000 by and among Endeavor Pharmaceuticals Inc. ("Endeavor"), Berlex Laboratories, Inc. ("Berlex"), and Berlichem, Inc. ("Berlichem").

                                    RECITALS

         WHEREAS, Endeavor and Berlex are parties to a License, Development, and Regulatory Filing Agreement dated April 25, 1994, as amended, (the "Development Agreement") relating to certain product rights and supply obligations by and between the parties hereto;

         WHEREAS, the parties now wish to terminate the Development Agreement and the rights and obligations therein;

         WHEREAS, Endeavor is currently developing a multi-component oral, synthetic conjugated estrogens product for use in hormone replacement therapy (the "CE Product") which utilizes finished active pharmaceutical ingredient ("API") provided by Organics/LaGrange, Inc. ("OLG"), and which is the subject of an Investigational New Drug exemption ("IND");

         WHEREAS, an Affiliate (as defined herein) of Berlex produces Delta 8, 9 Dehydroestrone (the "Component") which is supplied to OLG as an intermediate Component of the API; and

         WHEREAS, the parties wish to terminate the Development Agreement and replace the Development Agreement with this Agreement relating to Berlex's supply of the Component to Endeavor (through Berlichem) and certain co-promotion rights of Berlex with respect to the CE Product;

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual convenants contained herein, the parties hereto agree as follows:

A. Definitions. The following terms, when capitalized, shall have the following meanings when used in this Agreement:

         "Affiliate" shall have the meaning set forth in Section 4(a).

         "ANDA" shall have the meaning set forth in Section 4(b).

         "API" shall have the meaning set forth in the recitals to this Agreement.

         "CE Product" shall have the meaning set forth in the recitals to this Agreement.

         "Component" shall have the meaning set forth in the recitals to this Agreement.

         "Confidential Information" shall have the meaning set forth in Section 16.

         "Development Agreement" shall have the meaning set forth in the recitals to this Agreement.

         "FDA" shall mean the United States Food and Drug Administration.

         "IND" shall have the meaning set forth in the recitals to this Agreement.

         "MPM" shall mean MPM Asset Management.

         "NDA" shall have the meaning set forth in Section 4(b).

         "OLG" shall have the meaning set forth in the recitals to this Agreement.

         "Promissory Note" shall have the meaning set forth in Section 14.

         "SBVC" shall have the meaning set forth in Section 14.

         "Specifications" shall have the meaning set forth in Section 1(a).

1.       Supply of Component; Component Specifications.

         (a) Subject to the terms and conditions set forth in this Agreement, Berlex, through Berlichem, shall supply Endeavor's requirements of Component during the term of this Agreement. Endeavor shall purchase its requirements of Component from Berlichem. The Component supplied by Berlex to Endeavor through Berlichem shall be manufactured by an Affiliate of Berlex. The Component to be supplied by Berlex hereunder shall conform to the specifications contained in Schedule 1 to this Agreement (the "Specifications").

         (b) Endeavor shall have the right (subject to obtaining approval of FDA, if necessary), to change, with Berlex's consent (which shall not be unreasonably withheld) end upon six (6) months' advance written notice to Berlex, the Specifications: provided, however, that (a) any change which Berlex is reasonably able to implement in less than six (6) months shall be implemented within the time period agreed upon by Berlex and Endeavor, and (b) any such change occasioned by the requirements of law, safety considerations, or the request of FDA shall be implemented as soon as is reasonably possible. In the event of any change described above, (A) Berlex's inventory of obsolete materials (which amounts shall be reasonable in light of Endeavor's forecasts) and reasonable disposal costs thereof shall be charged to Endeavor, (B) funding for capital improvements and/or expansion required by the change (and of which Endeavor is notified in advance) shall be provided by Endeavor, (C) any other incremental cost incurred by Berlex or a Berlex Affiliate as a consequence of such change in Specifications shall be charged to Endeavor, and (D) Component pricing shall be adjusted to reflect any increase or decrease in costs resulting from such change in the Specifications. Berlex shall not be required to accept any change in Specifications requested by Endeavor which is outside of the technical capability of its Affiliate responsible for production of Component, or which would require a capital expenditure on the part of such Affiliate.


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


         (c) Berlex's Affiliate responsible for production of Component shall permit Endeavor to inspect the production facilities producing the Component, to review the production and quality control procedures and records used to produce the Component and to obtain such other information as Endeavor may reasonably request to assure compliance with the Specifications and Endeavor's regulatory obligations. Such inspections shall take place no more frequently than once per calendar year, and shall take place only on reasonable advance written notice to the Berlex Affiliate responsible for production of Component. The Berlex Affiliate responsible for production of the Component shall have the right to exclude proprietary processes and information from the inspection. Such inspections shall be carried out for Endeavor by individuals identified in advance to the Berlex Affiliate responsibility for production, such identification to include the scientific specialties of such individuals. The number of inspectors shall be limited as reasonably requested by the Berlex Affiliate responsible for production of Component. The individuals carrying out the inspection on behalf of Endeavor shall he reasonably satisfactory to the Berlex Affiliate responsible for production of Component. Process engineers shall not be included in the list of individuals to inspect the production facilities.

         (d) Berlex agrees that its Affiliate responsible for production of Component shall manufacture the Component in compliance with the Specifications and all applicable laws and regulations, including, but not limited to, the FDA's current Good Manufacturing Practices regulations. Berlex agrees that its Affiliate responsible for production of the Component shall keep current any drug master file submitted to the FDA by or on behalf of such Berlex Affiliate relating to the Component that is referenced by Endeavor in an NDA; provided, however, that such Berlex Affiliate shall not be required to Incur costs to keep such drug master file current that are commercially unreasonably in light of the quantity of Component ordered and forecasted by Endeavor unless the parties are able to agree on a method of having such costs borne by Endeavor. Berlex shall notify Endeavor in advance of any material change in the methods of manufacture, quality control procedures or the source or specifications of materials used to produce the Component, and shall not make any material change in such methods of manufacture, quality control procedures or source or specification of materials used to produce the Component without sufficient prior notice to Endeavor to permit Endeavor to submit/secure necessary FDA notifications or approvals. Berlex shall not make any material change in the methods of manufacture, quality control procedures or the source or specifications of materials used to produce the Component that would cause a market interrupting of the marketed product incorporating API.

2. Chemical Structure. Berlex represents and warrants to Endeavor that the chemical structure of the Component will be as shown in Schedule 2 to this Agreement. Berlex agrees to disclose to Endeavor's outside patent counsel and outside patent counsel to Endeavor's Series E Investor MPM (under binder of confidentiality reasonably satisfactory to Berlex) such information as is available to Berlex regarding the synthesis and preparation of the Component so that outside patent counsel for Endeavor and MPM can determine whether the receipt and use of the Component by Endeavor infringes third party intellectual property rights. Such disclosure shall occur once, and outside patent counsel for Endeavor and MPM shall not retain a copy of the information disclosed by Berlex.

3. Forecasts and Purchase Orders. Berlex will supply Endeavor's requirements for the Component in such quantities as Endeavor may order, subject to the qualifications contained in this Section. (a) Within ten (10) business days following the execution of this Agreement, Endeavor shall


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


         submit to Berlichem a forecast of the quantities of Component that Endeavor expects to order during the remainder of the year 2000. Purchase Orders for the remainder of the year 2000 shall be submitted by Endeavor to Berlichem no less than sixty (60) days before the delivery date specified therein. During calendar year 2000, Endeavor shall not submit orders in excess of the capacity to produce Component of Berlex's Affiliate responsible for production of Component. (b) By September 1st of 2000, and September 1st of each calendar year thereafter, Endeavor shall submit to Berlichem a forecast of the quantities of Component that Endeavor expects to order during the following calendar year. At least sixty (60) days before the end of each calendar quarter, Endeavor will provide Berlex with a firm purchase order setting forth the quantity of Component to be delivered to Endeavor during the next calendar quarter, specifying the delivery date or delivery dates, together with an updated forecast for the following three calendar quarters. Berlichem shall maintain production capacity to deliver the Component in quantities up to * of Endeavor's most recent Component forecast for the applicable calendar year. If Endeavor orders more than * of its forecast for any calendar year, Berlichem will be obligated to supply the Component in excess of * of forecast only to the extent its Affiliate responsible for production of Component can practicably produce and supply such additional amounts in a commercially reasonable manner. If during any calendar year Endeavor orders less than * of its most recent forecast for such calendar year, then Berlichem shall invoice Endeavor for the difference between the quantity of Component ordered by Endeavor during such calendar year and * of the quantity of Component most recently forecast by Endeavor for such calendar year, which invoice Endeavor shall pay within thirty (30) days of receipt, Berlichem shall notify Endeavor of the standard batch sizes for Component of its Affiliate responsible for production of the Component, and Endeavor shall place its orders for Component in terms of such batch sizes.

4.       Exclusivity.

         (a) Berlex shall not sell the Component to any purchaser in the United States for inclusion in the manufacture of a product for hormone replacement therapy other than Endeavor or any designee or licensee of Endeavor; provided, however, that Berlex will have the right to use the Component to manufacture, or have manufactured for it, finished products for any indication containing the Component for sale in the United States only by Berlex or an Affiliate of Berlex. Berlex shall be free to supply the Component and products containing the Component to purchasers that only allow the sale of the Component, such products or any other products produced therefrom in any country other than the United States, or within the United States for a use other than production of a product for hormone replacement therapy. When used in capitalized form in this Agreement, "Affiliate" means, as to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such entity.

         (b) If Berlex or on Affiliate of Berlex elects to market an oral, synthetic conjugated estrogens product for hormone replacement therapy containing the Component in the United States, then neither Berlex nor any affiliate of Berlex shall file an abbreviated new drug application ("ANDA") in the United States referencing any Endeavor new drug application ("NDA") until not less than three (3) years have elapsed after the initial FDA approval of the Endeavor NDA. This clause (b) shall cease to bind Berlex with respect to any Endeavor NDA that is referenced in an ANDA filed with FDA by any third party that is not an Affiliate of Berlex or in any way acting on behalf of Berlex or a Berlex Affiliate.

         (c) (i) If Endeavor does not purchase at least * of the Component in any calendar year, commencing with calendar year 2006, then following the conclusion of such year the


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  exclusivity obligations of Berlex set forth in Section 4(a) shall terminate, and Berlex and its Affiliates shall have the right to sell the Component to other customers in the United States. (ii) Berlex's exclusivity obligations set forth in
                  Section 4(a) shall terminate in the event that Endeavor does not have an NDA accepted for filing by FDA for an oral synthetic conjugated estrogens product (for any indication) by December 31, 2003, (iii) Berlex's exclusivity obligations set forth in Section 4(a) shall terminate on December 31, 2010, and shall thereafter renew automatically for periods of two calendar years unless Berlex provides written notice to Endeavor of non-renewal at least six (6) months prior to December 31, 2007, or six (6) months prior to the conclusion of any two calendar year renewal period.

         (d) Irrespective of the foregoing provisions of this Section, if Berlex exercises its option under Section 10 hereof to co-promote the CE Product, then Berlex will supply the Component exclusively to Endeavor or Endeavor's designee for use in a product for hormone replacement therapy in the United States, and to no other purchaser for use in a product for hormone replacement therapy in the United States, and Berlex shall cease any use of the Component in a product for hormone replacement therapy in the United States. For the avoidance of doubt, the parties state that this clause (d) does not preclude Berlex or any Berlex Affiliate from using the Component in the manufacture of a pharmaceutical other than a product for hormone replacement therapy in the United States. This clause (d) shall not be applicable to the conduct of Berlex and Berlex Affiliates outside of the United States.

5. Delivery; Certificate of Analysis; Invoicing. Berlichem will deliver the Component to OLG FOB OLG's facility in Illinois, or to such other location(s) as Endeavor may direct from time to time. Shipping costs shall be included in the price invoiced to Endeavor by Berlichem. Berlichem shall provide a certificate of analysis to Endeavor for each delivery of Component. Berlichem shall invoice Endeavor for each delivery of Component. Each invoice issued by Berlichem shall set Forth the amount to be paid in United States dollars, and shall be paid by Endeavor in United States dollars. Payment of each invoice shall be made by Endeavor within thirty (30) days of receipt of the Berlichem Invoice, unless Endeavor rejects the Component delivered pursuant to Section 6, in which case Endeavor Shall promptly pay the invoice within ten (10) days of decision of an independent testing laboratory adverse to Endeavor as set forth in Section 6. Berlichem shall have no obligation to ship Component in response to any Endeavor purchase order if payment by Endeavor for any previous delivery of Component is in arrears.

6. Inspection and Rejection. Endeavor or its designee will inspect the Component within thirty (30) days after receipt and shall have the right to reject any Component that does not conform completely to the Specifications, has not been manufactured in compliance with the applicable FDA current Good Manufacturing Practices regulations, or is otherwise adulterated. Endeavor, at its election, may receive a refund, credit against other purchases or replacement Component for properly rejected Component. Any properly rejected Component shall be held, disposed of, or returned to Berlex at its election and expense. In the event that the parties cannot agree as to whether Component rejected by Endeavor was properly rejected, the parties shall select a mutually acceptable independent testing laboratory to test the Component for compliance with the Specifications, or conduct such other tests or inspections as shall be necessary to determine whether the Component at issue was properly rejected. In the conduct of such testing, such independent laboratory shall employ the same analytical methods employed by the Berlex Affiliate responsible for production of the Component (if necessary the Berlex Affiliate responsible for production of the Component shall make such analytical methodology available to such independent testing laboratory, under a binder of confidentiality). The decision of such


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                                                        - 7 -

         testing laboratory shall be conclusive and binding on the parties. The costs of the independent testing laboratory shall be borne by the non-prevailing party.

7. Price. Berlichem will supply the Component through its Affiliate Berlichem at the following prices, (which shall be based on the total quantity of Component purchased in a calendar year), including freight: * (in each case invoiced on a per gram basis, calculated to the nearest gram of Component delivered). Berlichem invoices shall be based on the quantity of Component set forth in the initial Endeavor forecast for the applicable calendar year, with an additional payment by Endeavor after the end of the applicable calendar year if the actual quantity purchased is less than that forecast by Endeavor and places Endeavor's quantity of Component delivered in another price traunch, or a refund or credit by Berlichem if the actual quantity purchased is greater than that forecast by Endeavor and places Endeavor's quantity of Component delivered in another price traunch. Berlex represents that the prices set forth above in this Section 7 are no greater than (i) the direct manufacturing costs of the Affiliate of Berlex that manufactures the Component, plus (ii) a gross profit margin for such manufacturing Affiliate that is not greater than its average gross profit margin on sales of comparable quantities of sole-source estrogenic components to other non-affiliated customers in the United States, plus (iii) a mark-up by Berlichem that is no greater than its standard mark-up for similar sole-source estrogenic products to other non-affiliated customers in the United States. Berlichem shall have the right to increase prices to reflect actual increases in the costs of Berlichem or its Affiliate responsible for production. Such price increases shall be limited to one per calendar year, of which Berlichem shall notify Endeavor at least thirty (30) days in advance of the start of the calendar year to which the price increase applies. The limitations on price increases described in this
         Section 7 shall not be applicable to price increases relating to changes in Specifications described in Section 1(b).

8. Superiority of Agreement. The parties agree that the provisions of this Agreement, together with the Schedules hereto and any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any documents passing between the parties, including but not limited to any forecast, purchase order, revision, acknowledgment, confirmation, invoice, or notice.

9. Use of Component. Berlex acknowledges that Endeavor intends to enter into a contract with OLG for the purpose of having OLG manufacture API incorporating Component. Endeavor, or one or more third parties designated by Endeavor, may use the API supplied by OLG to prepare, manufacture and supply Endeavor with one or more finished pharmaceutical products for hormone replacement therapy.

10. Co-Promotion. (a) Subject to Endeavor's right to accelerate set forth in Section 10 (b), Berlex will have an option to acquire co-promotion rights to the CE Product in the United States, which option will expire two months following the acceptance for filing by the FDA of Endeavor's initial NDA for the CE Product. Endeavor shall notify Berlex of the date of acceptance for filing by FDA of Endeavor's initial NDA for the CE Product within five (5) business days of Endeavor's being notified by FDA of such acceptance. Upon the request of Berlex, and on reasonable advance notice to Endeavor, Endeavor shall permit Berlex and Berlex's consultants (in each case reasonably acceptable to Endeavor) to review all clinical and CMC documentation compiled by or for Endeavor in the course of assembling the NDA for the CE Product prior to the expiration of this co-promotion option. Endeavor shall permit Berlex to inspect the NDA (prior to and following submission to FDA) and conduct such other reasonable due diligence as Berlex deems appropriate prior to the expiration of this co-promotion option. Berlex shall elect the co-promotion option by delivering to Endeavor prior to the expiration of the two-month period a notice stating that Berlex exercises its co-promotion option. If Berlex does not deliver such notice to Endeavor prior to the expiration of the two-month period, then Berlex's co-promotion


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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         option shall expire. If Berlex elects to exercise its co-promotion option, then Berlex and Endeavor will negotiate a definitive co-promotion agreement that will include, without limitation, the following terms: (i) the CE Product will be promoted and packaged using Endeavor's trademark and trade dress; (ii) Berlex will be identified by name in the advertising and promotional materials for the CE Product; (iii) Berlex will pay Endeavor * of Endeavor's out-of-pocket development costs for the CE Product incurred from and after the date of this Agreement; (iv) Berlex shall not sell the Component or any product containing the Component to any person in the United States for use in a product for hormone replacement therapy; and (v) Endeavor and Berlex will share the profits resulting from sales of the CE Product in proportion to their sales effort on a weighted sales call basis (based on the CE Product position within the call); provided, however, that Endeavor shall receive at least * of all profits (revenue less operating expenses; such terms to be defined in the co-promotion agreement) from the CE Product irrespective of its sales effort. In the event that Berlex and Endeavor are unable to negotiate a definitive agreement, then Endeavor shall not grant co-promotion rights or other marketing rights to any CE Product to any third party on terms more favorable to the third party than the terms offered by Endeavor to Berlex. (b) Notwithstanding the provisions of
         Section 10(a) above, Endeavor will have the right to accelerate Berlex's co-promotion option after thirty (30) days have elapsed following delivery to Berlex by Endeavor of the final pivotal vasomotor clinical study reports (including statistical analysis) to be submitted as part of Endeavor's initial NDA for the CE Product, unless Berlex exercises such co-promotion option, pursuant to the following accelerated procedure: (A) at any time after the thirty (30) day period following delivery to Berlex by Endeavor of the final pivotal vasomotor clinical study reports (including statistical analysis) referred to above has expired, Endeavor may deliver to Berlex a notice stating that Berlex's co-promotion option will expire if not exercised within thirty (30) days of the delivery of the notice from Endeavor; and (B) the Berlex co-promotion option will expire at the conclusion of such thirty (30) day period unless during such thirty (30) day period Berlex delivers to Endeavor a notice stating that Berlex exercises its co-promotion option. Upon the request of Berlex, prior to the expiration of the thirty (30) day period, Endeavor shall permit Berlex and Berlex's consultants (in each case reasonably acceptable to Endeavor) to review all clinical and CMC documentation compiled by or for Endeavor relating to the CE Product. If Berlex delivers a notice to Endeavor stating that Berlex exercises its co-promotion option, then the parties shall negotiate a definitive co-promotion agreement as described above in Section 10(a). (c) In the event that Berlex does not exercise its co-promotion option, then Berlex's obligation to supply the Component shall nonetheless continue under the terms of limited exclusivity set forth in Section 4.

11.      Patent Indemnity.

         (a) If Berlex does not exercise its right to co-promote the CE Product pursuant to Section 10 hereof, then the following indemnity provision will apply. If any third party institutes a patent infringement (or inducement of infringement) suit or claim against Berlex or any Affiliate of Berlex based on, arising from, or related to the manufacture, importation into the United States, or supply by Berlex or an Affiliate of Berlex of Component pursuant to this Agreement, then Endeavor will indemnify and hold harmless Berlex, any such Berlex Affiliate, and their respective directors, officers, employees, and agents (each an "Indemnified Party") against any such suits or claims. Each Indemnified Party agrees to give Endeavor prompt written notice of any suit or claim upon which such Indemnified Party intends to base a claim for indemnity under this Section, to provide witnesses and other assistance in the investigation and defense of the suit or claim as Endeavor may reasonably request, and to promptly furnish Endeavor with copies of any documents relevant to the suit or claim which are requested by Endeavor (under binder of confidentiality). With respect to any suit or claim relating solely to the payment of


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  money damages which are solely the responsibility of Endeavor and which responsibility Endeavor has acknowledged in writing, and which will not result in the Indemnified Party becoming subject to injunctive or other non-monetary relief, Endeavor shall have the right to defend, settle or otherwise dispose of such suit or claim on such terms as Endeavor shall see fit. Endeavor shall obtain the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, prior to settling or ceasing to defend any suit or claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief, or any monetary or non-monetary remedy not the responsibility of Endeavor. The reasonable expenses of an Indemnified Party in conjunction with a suit or claim subject to indemnity pursuant to this Section, including without limitation reasonable fees and disbursements of counsel, shall be reimbursed by Endeavor an a quarterly basis. The above indemnification shall only apply to Component provided to Endeavor or an Endeavor designee pursuant to this Agreement, and shall not apply to Berlex's use or a Berlex supplied third party's use of the Component.

         (b) If Berlex exercises its right to co-promote the CE Product pursuant to Section 10 hereof, then the following indemnity provision will apply. If any third party institutes a patent infringement suit or claim against Endeavor or any Affiliate of Endeavor which involves an alleged violation of Component patents, a process of making the Component, or a process of making or distributing drug containing the Component, then Berlex will indemnify and hold harmless Endeavor, any such Endeavor Affiliate, and their respective directors, officers, employees, and agents (each an "Indemnified Party") against any such suits or claims. Each Indemnified Party agrees to give Berlex prompt written notice of any suit or claim upon which such Indemnified Party intends to base a claim for indemnity under this Section, to provide witnesses and other assistance in the investigation and defense of the suit or claim as Berlex may reasonably request, and to promptly furnish Berlex with copies of any documents relevant to the suit or claim which are requested by Berlex (under binder of confidentiality). With respect to any suit or claim relating solely to the payment of money damages which are solely the responsibility of Berlex and which responsibility Berlex has acknowledged in writing, and which will not result in the Indemnified Party becoming subject to injunctive or other non-monetary relief Berlex shall have the right to defend, settle or otherwise dispose of such suit or claim on such terms as Berlex shall see fit. Berlex shall obtain the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, prior to settling or ceasing to defend any suit or claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief, or any monetary or non-monetary remedy not the responsibility of Berlex. The reasonable expenses of an Indemnified Party in conjunction with a suit or claim subject to indemnity pursuant to this Section, including without limitation reasonable fees and disbursements of counsel, shall be reimbursed by Berlex on a quarterly basis. The above indemnification shall only apply to Component provided to Endeavor or an Endeavor designee pursuant to this Agreement.

12.      Indemnity for Product Claims.

         (a) Berlex shall indemnify and hold Endeavor harmless from and against all claims, causes of action, losses, liabilities of any kind, and settlement costs, including reasonable attorneys' fees and other expenses of litigation, (i) which result from or are attributable to any negligent act or omission on the part of Berlex, any Affiliate of Berlex or any of their employees, representatives or agents, (ii) which result from or are attributable to any failure of the Component to comply with the Specifications in effect at the time of delivery, or (iii) which result from the failure of Berlex's Affiliate responsible for production of the Component to manufacture the Component in compliance with applicable current Good Manufacturing Practices regulations of the FDA.

         (b) Endeavor shall indemnify and hold Berlex harmless from and against all claims, causes of action, losses, liabilities of any kind, and settlement costs, including reasonable attorneys' fees and other expenses of litigation, (i) which result from or are attributable to any negligent act or omission on the part of Endeavor, any Affiliate of Endeavor or any of their employees, representatives or agents, or (ii) which result from or are attributable to any product produced by or for Endeavor that includes the Component other than those which result from the Component failing to comply with the Specifications or any negligent act or omission on the part of Berlex, any Affiliate of Berlex or any of their representatives or agents.

         (c) Each indemnitee in this Section 12 agrees to give the indemnitor prompt written notice of any suit or claim upon which such indemnitee intends to base a claim for indemnity under this Section, to provide witnesses and other assistance in the investigation and defense of the suit or claim as the indemnitor may reasonably request, and to promptly furnish the indemnitor with copies of any documents relevant to the suit or claim which are requested by the indemnitor (under binder of confidentiality). With respect to any suit or claim relating solely to the payment of money damages which are solely the responsibility of the indemnitor and which responsibility the indemnitor has acknowledged in writing, and which will not result in the indemnitee becoming subject to injunctive or other non-monetary relief, the indemnitor shall have the right to defend, settle or otherwise dispose of such suit or claim on such terms as the indemnitor shall see fit. The indemnitor shall obtain the written consent of the indemnitee, which consent shall not be unreasonably withheld or delayed, prior to settling or ceasing to defend any suit or claim if as a result thereof the indemnitee would become subject to injunctive or other equitable relief, or any monetary or non-monetary remedy not the responsibility of indemnitor. The reasonable expenses of an indemnitee in conjunction with a suit or claim subject to indemnity pursuant to this Section, including without limitation reasonable fees and disbursements of counsel, shall be reimbursed by the indemnitor on a quarterly basis.

13. Termination of Development Agreement. Endeavor and Berlex hereby terminate the Development Agreement, and all rights and obligations of the parties thereunder are hereby terminated.

14. Berlex Equity Position and Loan Conversion. Berlex shall cause its Affiliate, Schering Berlin Venture Corporation ("SBVC"), to apply the entire outstanding principal amount of that certain promissory note made by Endeavor dated December 2, 1997 (the "Promissory Note"), together with all accrued interest thereon prior to the date of such conversion, to the purchase of Series E Preferred Stock of Endeavor at a price per share equal to the purchase price established for such shares at the Closing of that certain Series E Preferred Stock Purchase Agreement currently contemplated by Endeavor, SBVC and other prospective investors in Endeavor (as Closing may be defined in such Series E Preferred Stock Purchase Agreement).

15. Term and Termination. The term of this Agreement shall continue in perpetuity until terminated by Endeavor or Berlex by providing written notice of termination to the other parties as provided herein. (a) Either Endeavor or Berlex may terminate this Agreement without cause on at least thirty-six (36) calendar months advance written notice to the other party; provided however, that neither Endeavor nor Berlex shall terminate this agreement without cause prior to December 31, 2006. (b) Either Endeavor or Berlex shall have the right to terminate this Agreement upon sixty (60) days' written notice to the other party: (i) for a material breach by the other party (or in the case of Berlex, an Affiliate of Berlex responsible for performing any part of this Agreement); or (ii) in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed to hold some substantial portion of the business or assets of the other party, or if any substantial part of the other party's assets are the object of attachment, sequestration or other type of comparable proceeding, and any such proceeding is not vacated or terminated within such sixty (60) day period. Notwithstanding any provision in this Agreement to the contrary, Berlex shall have the right to terminate this Agreement on ten (10) days advance written notice to Endeavor in the event that Endeavor has not raised at least ten million dollars ($10 million) in net operating capital on or before October 1, 2000 to fund the development of the CE Product.

16. Confidential Information. Confidential Information shall mean all information and data received from the other party to this Agreement either (a) relating to Component, API, or CE Product; or (b) all information or data not described in clause (a), but which is supplied by the other party to this Agreement and is marked "confidential." The parties recognize that during the term of this Agreement, each may receive Confidential Information of the other. The parties agree that they shall not disclose to unauthorized third parties Confidential Information received from the other that is clearly identified by the disclosing party as confidential, or use such Confidential Information except for the purposes contemplated by this Agreement. When used in this Agreement, Confidential Information shall include all information disclosed hereunder, with the exception of the following:

         (a) information of the disclosing party which is now in the public domain or which subsequently enters the public domain without fault on the part of the receiving party;

         (b) information of the disclosing party which is presently known by the receiving party from its own sources, and such present knowledge can be demonstrated by written records;

         (c) information received in good faith from a third party that lawfully possesses and has the right to disclose such information;

         (d) information developed by or for the receiving party independently of disclosure hereunder, as evidenced by the receiving party's written records.

17. Force Majeure. Any delay in the performance of any of the duties or obligations of a party hereto shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of unforeseeable causes beyond the control and without the fault or negligence of the party whose performance is affected. The party so affected by such cause shall give prompt written notice of the delay, stating the cause thereof and the anticipated length of the delay, and shall take all reasonable steps as may be necessary to end the delay as quickly as possible.

18. Notices. All notices required or provided for herein may be personally delivered, sent by registered or certified mail, or sent by a nationally recognized courier service that provides evidence of delivery. Notices shall be effective immediately upon receipt if personally delivered, on the fifth business day following mailing, or on the second business day following sending by courier. Notices sent by mail or courier shall be addressed as follows:

                  If to Endeavor:      Endeavor Pharmaceuticals Inc.
                                       127 Racine Drive, Suite 202
                                       Wilmington, North Carolina 28403
                                       Attention: R. Forrest Waldon, President

                  If to Berlex or Berlichem:

         All notices to Berlex or Berlichem other than routine correspondence relating to and including purchase orders, revisions, acknowledgements, forecasts and invoices shall be addressed to:

                           Berlex Laboratories, Inc.
                           P.O. Box 1000
                           Montville, New Jersey 07045-1000
                           Attention: Vice President - Finance & Operations

                           (address for express delivery:
                           Berlex Laboratories, Inc.
                           340 Changebridge Road
                           Pine Brook, New Jersey 07058-9714
                           Attention: Vice President - Finance & Operations)

                  With a copy to:

                           Berlex Laboratories, Inc.
                           P.O. Box 1000
                           Montville, New Jersey 07045-1000
                           Attention: Legal Department

                           (address for express delivery:
                           Berlex Laboratories, Inc.
                           340 Changebridge Road
                           Pine Brook, New Jersey 07058-9714
                           Attention: Legal Department)

         Routine correspondence addressed to Berlex or Berlichem relating to purchase orders, revisions, acknowledgements, forecasts and invoices shall be addressed to:

                           Berlichem, Inc.
                           P.O. Box 1000
                           Montville, New Jersey 07045-1000
                           Attention:  Director of Sales

                           (address for express delivery:
                           Berlichem, Inc.
                           340 Changebridge Road
                           Pine Brook, New Jersey 07058-9714
                           Attention: Director of Sales)

         Either party may change its notice address by providing the other party with notice of such change as provided herein.

19. Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any provision or portion of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term, provision or portion hereof were not contained herein.

20. Headings. The section headings in this Agreement have been inserted solely for convenience, are not considered substantive provisions of this Agreement, and shall be ignored when construing or interpreting this Agreement.

21. Governing Law. This Agreement shall be governed by the substantive laws of the State of North Carolina, without giving effect to the conflicts of law rules of such state.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supercedes all written and oral prior agreements or understandings with respect hereto.

23. Amendment of Agreement; Waiver. No amendment, waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of all parties hereto. Failure on one or more occasion by any party to enforce any rights under this Agreement shall not be construed as a waiver of such rights on a continuing basis or in respect of any other or subsequent instances.

24. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that a party may assign this Agreement, in whole or in part, to an Affiliate of such party, and may assign this Agreement to any successor (including the surviving company in any consolidation, reorganization or merger) or to any assignee of substantially all of the assets or operations of a party, provided in each case such successor or assignee expressly assumes all obligations of such party under this Agreement. No assignment shall relieve any party of any of its obligations under this Agreement.

25. No Implied Rights or Licenses. Nothing in this Agreement shall give either party hereto or any Affiliate of that party any license or other rights in or to the Component, API, CE Product, any other product, or any intellectual property, technology or Confidential Information of the other party or any Affiliate of the other party except as expressly provided for herein.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first written above.


         ENDEAVOR PHARMACEUTICALS, INC.


         By:   /s/ R. Forrest Waldon
               -------------------------------------------------
               R. Forrest Waldon,
               President & CEO


         BERLEX LABORATORIES, INC.


         By:   /s/ Lutz Lingnau
               -------------------------------------------------
               Lutz Lingnau,
               Chairman


         BERLICHEM, INC.


         By:   /s/ John Nicholson
               -------------------------------------------------
               John Nicholson,
               Treasurer

                                   SCHEDULE 1


                                       *


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 2


                                       *


* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.